Exhibit 2.1

Execution Version

FIRST AMENDMENT TO SHARE PURCHASE AGREEMENT

by and among

ST ACQUISITION CO.,

as Purchaser and Guarantor,

and

3D SYSTEMS, INC.,

as Seller,

and

3D SYSTEMS CORPORATION,

as Seller Guarantor

THIS FIRST AMENDMENT TO SHARE PURCHASE AGREEMENT (this “Amendment”), entered into as of December 31, 2020, is by and among (i) ST ACQUISITION CO., a Delaware corporation (“Purchaser”), (ii) 3D SYSTEMS, INC., a California corporation (“Seller” and together with Purchaser, the “Parties” and each, a “Party”), (iii) for the purposes of guaranteeing Seller’s payment and performance obligations under the Purchase Agreement (defined below), 3D SYSTEMS CORPORATION, a Delaware corporation (the “Seller Guarantor”) and (iv) for the purposes of guaranteeing Purchaser’s payment and performance obligations under the Purchase Agreement in the event such obligations are assigned pursuant to Section 12.4 of the Purchase Agreement, ST ACQUISITION CO. in its capacity as a guarantor (the “Guarantor”). This Amendment amends the Share Purchase Agreement (the “Purchase Agreement”), entered into as of November 2, 2020, by and among the Parties, Seller Guarantor and the Guarantor.

1.                  Capitalized Terms. All capitalized terms used herein but not defined have the meanings given to them in the Purchase Agreement.

2.                  Amendment to the Definition of Closing Date. The definition of “Closing Date” in Article I of the Purchase Agreement is hereby amended and replaced in its entirety as follows:

“Closing Date” means January 1, 2021.

3.                  Amendment to the Definition of Reference Time. The definition of “Reference Time” in Article I of the Purchase Agreement is hereby amended and replaced in its entirety as follows:

“Reference Time” means 12:01 a.m., Boston time, on the Closing Date.

4.                  Amendment to Section 3.1 of the Purchase Agreement. Section 3.1 of the Purchase Agreement is hereby amended and replaced in its entirety as follows:

3.1       Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be effective on the Closing Date, all such actions and occurrences taking place at the Closing shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered, until all actions are completed and all documents and certificates delivered; provided, however, that Purchaser and Seller intend that Closing will be effected, to the extent practicable, by conference call, the electronic delivery of documents (by fax, pdf or other electronic exchanges) and the prior physical exchange of certificates and certain other instruments to be held in escrow by outside counsel to the recipient Party pending authorization by the delivering Party (or its outside counsel) of their release on the Closing Date.

5.                  Payment of Estimated Purchase Price. The Parties acknowledge and agree that notwithstanding anything to the contrary in the Purchase Agreement, Purchaser shall pay to Seller the Estimated Purchase Price as soon as practicable after the Closing Date on the first Business Day following the Closing Date during which commercial banks located in New York, New York are open for business.

6.                  Terms of the Purchase Agreement. Except as expressly amended or modified by this Amendment, the terms of the Purchase Agreement remain in full force and effect as the binding obligations of the Parties. Each of the Parties ratifies, reaffirms and confirms its rights, benefits, duties, obligations and liabilities as contemplated by the Purchase Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment is executed as of the date first set forth above.

PURCHASER:

ST ACQUISITION CO.

By:	/s/ Morad Elhafed
Name:	Morad Elhafed
Title:	President

SELLER:

3D SYSTEMS, INC.

By:	/s/ Andrew M. Johnson
Name:	Andrew M. Johnson
Title:	Executive Vice President, Chief Legal Officer and Secretary

SELLER GUARANTOR:

3D SYSTEMS CORPORATION

By:	/s/ Andrew M. Johnson
Name:	Andrew M. Johnson
Title:	Executive Vice President, Chief Legal Officer and Secretary

PURCHASER GUARANTOR:

ST ACQUISITION CO.

By:	/s/ Morad Elhafed
Name:	Morad Elhafed
Title:	President